UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2007

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 5, 2007, at 4:00 p.m. Eastern Daylight Time at our Corporate Headquarters located at 5350 Tech Data Drive, Clearwater, Florida.

The notice of the Annual Meeting of Shareholders and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will report on the progress of the Company and provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations area of the Company’s web site at http://www.techdata.com. An archive replay will also be available for a period of 30 days following the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, please ensure you take the time to cast your vote. You may vote over the internet, by telephone or by mail and in doing so, you will ensure your representation at the annual meeting, regardless of your attendance in person.

Thank you for your continued support of Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 5, 2007
Time:	4:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Corporate Headquarters – Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 5, 2007, at 4:00 p.m. Eastern Daylight Time, at 5350 Tech Data Drive, Clearwater, FL 33760 for the following purposes:

1.	Election of five directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until their respective terms expire.

2.	To approve the Executive Incentive Bonus Plan.

3.	To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 2, 2007 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel
and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, please vote, sign, date, and return the enclosed proxy in the enclosed self-addressed envelope within the timelines stated herein. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. See the enclosed proxy for further information.

May 1, 2007

TECH DATA CORPORATION

2007 PROXY STATEMENT

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tech Data Corporation (the “Company” or “Tech Data”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 5, 2007, at 4:00 p.m. Eastern Daylight Time, or any adjournment thereof. Your vote at the Annual Meeting is important to us. The proxy materials of the Company were mailed to shareholders on or about May 1, 2007.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on April 2, 2007. Each outstanding share of common stock is entitled to one vote. There were 54,983,229 outstanding shares of common stock entitled to vote as of April 2, 2007.

How do I vote?

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of three ways: direct ownership recorded by the stock transfer agent for the Company, Mellon Investor Services LLC; beneficial ownership recorded through a brokerage or bank account; or beneficial ownership recorded by the Tech Data Corporation 401(k) Savings Plan Trustee, Fidelity Investments (“401(k) Plan Trustee”).

If your ownership is recorded directly, you will receive a proxy card. If your share ownership is beneficial, your broker, bank and/or the 401(k) Plan Trustee will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker, bank, or the 401(k) Plan Trustee how to vote your shares and they must follow your voting instructions.

If you receive a voting instruction form from your broker, bank or the 401(k) Plan Trustee, you may vote those shares via the internet at the web site shown on the voting form, telephonically by calling the telephone number shown on the voting form, or by mail.

Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on June 4, 2007. Votes submitted to the 401(k) Plan Trustee must be received by May 31, 2007. Once you have voted, you may change or revoke your vote at any time before it is exercised by: (i) entering a new vote via the internet (if permitted) or by telephone prior to 11:59 p.m. EDT on June 4, 2007, (ii) returning a written revocation or a later–dated proxy card, or (iii) voting in person at the Annual Meeting. However, if your shares are held through a bank, broker or the 401(k) Savings Plan and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your bank, broker or the 401(k) Plan Trustee. Please contact your bank, broker or the 401(k) Plan Trustee for further information.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1)	to elect five directors to serve for the stated terms, or until their successors are duly qualified and elected. The biographies of all directors, including the nominated directors, are provided herein.

2)	to approve the Executive Incentive Bonus Plan (the “Bonus Plan”). The full text of this Bonus Plan is attached as Schedule A.

How are votes counted?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Your broker is not entitled to vote on a proposal unless your broker receives instructions from you. Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect the directors—Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “for” all nominees. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote will also have no effect on the outcome because only a plurality of votes actually cast is required to elect a director.

To approve the Executive Incentive Bonus Plan—An affirmative vote of a majority of the shares present in person or by proxy is required to approve the Executive Incentive Bonus Plan. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “for” adoption of the Bonus Plan. Shares represented by proxies that are marked “abstain” will have the effect of a vote against the Bonus Plan.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented at the meeting will be voted on by the proxy holders in their discretion.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, each class with a term that expires alternately over a three-year period. Three directors are to be elected at this Annual Meeting to hold office for a term of three years expiring at the 2010 Annual Meeting. Two additional directors are to be elected to hold office, one for a two-year term and the other for a one-year term. All directors are to hold office until their successors shall have been elected and qualified. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

NOMINEES FOR DIRECTOR—TO SERVE UNTIL THE 2010 ANNUAL MEETING:

Nominee	Age*	Principal Occupation and Other Information
Charles E. Adair(1)(2)	59	Charles E. Adair, a Director since 1995, has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 to 1992. Mr. Adair also serves on the Board of Directors and as the Chair of the Compensation Committee of Performance Food Group Company (a food distributor), Chair of the Audit Committee of PSS World Medical, Inc. (a distributor of medical products), and serves on the Board of Torchmark Corporation (a financial services holding company specializing in life and supplemental health insurance). Mr. Adair is a Certified Public Accountant and holds a B.S. degree in Accounting from the University of Alabama.

*	Age as of Annual Meeting
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

NOMINEES FOR DIRECTOR—TO SERVE UNTIL THE 2010 ANNUAL MEETING—(continued)

Nominee	Age*	Principal Occupation and Other Information
Maximilian Ardelt(2)	67	Maximilian Ardelt, a Director since 1998, has been owner and Managing Director of ConDigit Consult GmbH (a strategic consulting firm) since December 2002. From 1994 to June 2000, Mr. Ardelt was a member of the Board of Management of Viag AG (a group of companies engaged in energy, telecommunications, logistics and industrial activities), responsible for the Telecommunications and Logistics Division and Information Systems. After the merger of Viag AG and Veba AG to form E.ON AG he continued in this function as Chief Executive Officer of E.ON AG subsidiary Viag Telecom AG up to December 2002. Mr. Ardelt is a member of the Supervisory Boards of the following companies: Mannstaedt GmbH & Co KG, CeWeColor AG & Co. OHG, Getmobile Europe plc., Stulz GmbH, Funkwerk AG and Berkenhoff GmbH. Mr. Ardelt is also Chairman of the Advisory Board of the Bavarian Elite Academie and board member of the Technical University Graz/Austria. In addition, he has served during the last 5 years as a chairman or member of the supervisory boards of several companies in Europe including RHJ AG, Klöckner & Co. AG (former majority shareholder of Computer 2000 AG, Computer 2000 AG was acquired by Tech Data in 1998), Georgsmarienhütte Holding GmbH, Computer 2000 AG, and Tech Data Germany AG. Mr. Ardelt holds a master’s degree in Engineering from Technical University Berlin.
John Y. Williams(2)(3)	64	John Y. Williams, a Director since 1988, has been a Managing Director of Equity-South Advisors, LLC (“ESA”), an Atlanta-based merchant banking firm, since January 1995. From 1987 to 2005 he was also a Managing Director of Grubb & Williams, Ltd. an affiliate of ESA. Prior thereto, he was an investment banker for more than 18 years with several firms. Mr. Williams is a director of several privately-held companies in connection with his merchant banking business. Mr. Williams holds a B.S. degree in Industrial Engineering from Georgia Institute of Technology and a master’s degree in Business Administration from the Harvard Business School.

*	Age as of Annual Meeting
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

NOMINEE FOR DIRECTOR—TO SERVE UNTIL THE 2009 ANNUAL MEETING:

Nominee	Age*	Principal Occupation and Other Information
Thomas I. Morgan(2)	53	Thomas I. Morgan was appointed to the Board of Directors in February 2007. Mr. Morgan served as Chief Executive Officer of Hughes Supply, Inc., a leading distributor of construction, repair and maintenance products, from May 2003 until March 2006 when the company was purchased by The Home Depot. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network, Value America and US Office Products. Mr. Morgan began his career with Genuine Parts Company (GPC), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997 serving as Executive Vice President of S.P. Richards Co., a $1.1 billion subsidiary of GPC. Mr. Morgan also serves on the boards of Rayonier, Inc., Waste Management and ITT Educational Services. Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

NOMINEE FOR DIRECTOR—TO SERVE UNTIL THE 2008 ANNUAL MEETING:

Nominee	Age*	Principal Occupation and Other Information
Robert M. Dutkowsky	52	Robert M. Dutkowsky, Chief Executive Officer, joined Tech Data in October 2006 and was appointed to the Board of Directors at that time. His career began in 1977 with IBM where during his 20 year tenure, he served in several senior management positions including executive assistant to former IBM CEO Lou Gerstner and vice president, Distribution - IBM Asia/Pacific. Since February 2004 until joining Tech Data, Mr. Dutkowsky served as Chairman, President and CEO of Egenera, Inc. From 2002 until February 2004, Mr. Dutkowsky served as Chairman, President and Chief Executive Officer of J.D. Edwards & Co., Inc. Mr. Dutkowsky holds a B.S. degree in Labor and Industrial Relations from Cornell University.

*	Age as of Annual Meeting
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

The Board of Directors unanimously voted “FOR” the nomination of the above nominees.

DIRECTORS CONTINUING IN OFFICE—TO SERVE UNTIL THE 2009 ANNUAL MEETING:

Name	Age*	Principal Occupation and Other Information
Kathy Misunas(1)(3)	56	Kathy Misunas, a Director since 2000, is Principal, Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. (a travel arrangement business specializing in multi-continent trips) from July 2001 through September 2001. Ms. Misunas was Chief Executive Officer and President of brandwise LLC (an e-commerce comparison shopping/purchasing portal) from January 1999 through June 2000. Ms. Misunas was employed by Reed Elsevier PLC (a global publishing company) from 1996 to 1998 serving as Chief Executive Officer of Reed Travel Group business unit in 1997 and 1998. From 1973 to 1995, Ms. Misunas was employed by AMR Corporation (a major airline company) serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) from 1993 to 1995. Ms. Misunas attended Moravian College and American University.
Steven A. Raymund	51	Steven A. Raymund, a Director since 1986, has been employed by the Company since 1981. He served as Chief Executive Officer from January 1986 through September 2006 and as Chairman of the Board from April 1991 to present. In January 1996, Mr. Raymund became a director of Jabil, Inc. (a provider of electronics manufacturing services). In January 2006, Mr. Raymund became a director of WESCO Distribution, Inc. (a distributor of electrical construction products and industrial maintenance, repair and operating supplies). He has a B.S. degree in Economics from the University of Oregon and a master’s degree from the Georgetown University School of Foreign Service.

DIRECTORS CONTINUING IN OFFICE—TO SERVE UNTIL THE 2008 ANNUAL MEETING:

Name	Age*	Principal Occupation and Other Information
Jeffery P. Howells	50	Jeffery P. Howells, a Director since 1998, joined the Company in October 1991 as Vice President of Finance and assumed the responsibilities of Chief Financial Officer in March 1992. In March 1993, he was promoted to Senior Vice President and Chief Financial Officer and was promoted to Executive Vice President and Chief Financial Officer in March 1997. From 1979 to 1991, he was employed by Price Waterhouse. Mr. Howells is a Certified Public Accountant and holds a B.B.A. degree in Accounting from Stetson University.
David M. Upton(1)(2)(3)	47	David M. Upton, a Director since 1997, has been on the faculty of the Harvard Business School since 1989. Dr. Upton, the Albert J. Weatherhead III Professor of Business Administration, teaches courses in technology and operations management and is the faculty chair of Harvard’s executive course—Building Competitive Advantage through Operations. Dr. Upton holds a master’s degree in Manufacturing from King’s College, Cambridge University and also holds a Ph.D. in Industrial Engineering from Purdue University.

*	Age as of Annual Meeting
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

PROPOSAL NO. 2

APPROVAL OF THE

EXECUTIVE INCENTIVE BONUS PLAN

The Board of Directors unanimously recommends that the shareholders approve the Executive Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan authorizes the award of cash bonuses to eligible individuals.

Background

The Bonus Plan was approved by the Compensation Committee comprised of three independent Directors and was unanimously recommended for shareholder approval by the Board of Directors on March 28, 2007. The Bonus Plan is a continuation of a program initiated in previous years to attract and retain key employees, to encourage key employees to devote their best efforts to the Company and to recognize key employees for their contributions to the overall success of the Company. It provides for the payment of annual cash bonuses following the close of each fiscal year, based upon the achievement of objective performance goals.

The Bonus Plan is being submitted to the shareholders in order for the Company to be able to include amounts paid to individuals under the Bonus Plan in the “performance-based compensation” exception to the annual $1,000,000 deduction limit of Section 162(m) of the Internal Revenue Code. The favorable vote of a majority of the votes cast at the meeting is required for approval. The “performance-based compensation” exception is available with respect to compensation which is conditioned upon and paid only if (i) certain performance business goals are attained, (ii) the performance goals are established by a compensation committee of two or more independent directors, (iii) such goals and the maximum amount of compensation to be paid upon meeting such goals are disclosed to and approved by a majority vote of shareholders, and (iv) the compensation committee certifies in writing that the performance goals were satisfied before payment.

Administration and Determination of Bonus

The Bonus Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee designates those who are eligible to receive bonuses out of the group of named executive officers and other executive officers, determines specific bonus targets within the criteria set forth in the Bonus Plan, and determines whether the bonuses have been achieved, and how and when bonuses will be paid.

The Compensation Committee will select one, or any combination, of the following performance criteria in respect of each performance period: (i) earnings per share; (ii) net income; (iii) return on sales; (iv) total shareholder return; (v) return on assets; (vi) economic value added; (vii) cash flow; (viii) return on equity; (ix) return on capital employed; (x) operating income on a country, regional, worldwide or consolidated basis; (xi) operating income percentage on a country, regional, worldwide or consolidated basis; (xii) cash days; (xiii) revenue growth; (xiv) contribution margin; (xv) non-GAAP measure of any of these performance criteria as more specifically defined by the Committee; and (xvi) achievement of other explicit strategic objectives or milestones.

Key Features of Plan

Within ninety days of the start of each fiscal year, the Compensation Committee selects the specific performance criteria under which a bonus can be paid and establishes, in writing, the performance targets, their ranges and weights, to measure satisfaction of the performance goals. At the end of the performance period, the Compensation Committee evaluates performance based upon the pre-established performance targets and certifies, in writing, the extent to which the specific performance criteria were attained. The maximum annual individual award allowed under the Bonus Plan is $4,000,000. The Bonus Plan sets forth how and when a bonus will be paid in certain circumstances including death, disability, and severance.

Termination and Amendment

The Compensation Committee may amend or terminate the Bonus Plan in any manner and at any time. The Company may adopt or continue other compensation arrangements, which may be either generally applicable or applicable only in specific cases.

Board Recommendation

The Board of Directors unanimously voted “FOR” submission of the Bonus Plan to the shareholders for their approval.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 2, 2007, by (i) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock, (ii) each of the Company’s directors, (iii) the Company’s Named Executive Officers (the “NEOs” as defined below under Executive Compensation), and (iv) such directors and all executive officers as a group.

	Beneficial Ownership(2)
Executive Officers and Directors(1)	Shares(3)		Percent
Charles E. Adair	20,000		*
Maximilian Ardelt	21,500		*
Néstor Cano	314,868	(4)	*
Robert M. Dutkowsky	6,667		*
Jeffery P. Howells	220,703	(4)	*
Kenneth T. Lamneck	70,094		*
Kathy Misunas	18,000		*
Thomas I. Morgan	80		*
Joseph A. Osbourn	220,475	(5)	*
Steven A. Raymund	2,443,022	(6)	4.3%
David M. Upton	22,920		*
John Y. Williams	22,000		*
All executive officers and directors as a group (16 persons)	3,808,529		6.7%

Five Percent Shareholders
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot, 75009 Paris, France	7,313,414	(7)	12.8%
Barlcays Global Investors, NA. 45 Fremont St., San Francisco, CA 94105	6,619,372	(8)	11.6%
Donald Smith & Co., Inc., 152 West 57th Street, New York, NY 10019	4,062,026	(9)	7.1%
Goldman Sachs Asset Management, L.P., 32 Old Slip, New York, NY 10005	3,879,509	(10)	6.8%
Vanguard Whitehall Funds 100 Vanguard Blvd., Malvern, PA 19355	2,959,509	(11)	5.2%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)

Under the rules of the Securities and Exchange Commission (the “SEC”), a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.

(3)

Includes shares that may be acquired upon the exercise of equity grants which are exercisable within 60 days of April 2, 2007, with the number of such shares for each beneficial owner being as follows: Mr. Adair (16,000); Mr. Ardelt (21,500); Mr. Cano (311,000); Mr. Howells (198,380); Mr. Lamneck (70,000); Ms. Misunas (18,000); Mr. Osbourn (218,000); Mr. Raymund (737,309); Mr. Upton (22,500); Mr. Williams (17,500); and the executive officers and directors as a group (2,035,043). Includes shares held by the individual in his 401(k) Savings Plan account, with the number of such shares for each beneficial owner being as follows Mr. Cano (485); Mr. Howells (2,533); Mr. Lamneck (94); Mr. Osbourn (673); Mr. Raymund (669); and the executive officers and directors as a group (7,495). Includes shares held by Mr. Cano (683) in his Employee Stock Purchase Plan.

(4)	Includes 1,250 shares of the restricted stock award granted March 30, 2004, which vest on March 30, 2008 and are subject to transfer and continued employment restrictions.
(5)	Includes 750 shares of the restricted stock award granted March 30, 2004, which vest on March 30, 2008 and are subject to transfer and continued employment restrictions.
(6)

Includes 1,630,383 shares owned by a partnership which is indirectly owned by Mr. Raymund; includes 60,000 shares in a foundation controlled by Mr. Raymund; includes 10,075 shares owned by inter vivos trusts of which he is a trustee; and includes 4,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(7)

Based on information provided in a Schedule 13G dated February 14, 2007, filed with the SEC by AXA Financial, Inc., AXA (which owns AXA Financial, Inc.), and the Mutuelles AXA, which as a group control AXA. Each of Mutuelles AXA, as a group, AXA, and AXA Financial, Inc. (through its subsidiaries Alliance Bernstein LP and AXA Equitable Life Insurance Company) share voting power with respect to 1,127,608 shares. The AXA Entities have sole voting power with respect to 4,544,922 shares and sole dispositive power with respect to 7,313,414 shares.

(8)

Based on information provided in a Schedule 13G dated January 23, 2007, filed with the SEC by Barlcay’s Global Investors, NA and affiliated funds have sole voting power with respect to 5,496,210 shares and sole dispositive power with respect to 6,619,372 shares.

(9)

Based on information provided in a Schedule 13G dated February 13, 2007, filed with the SEC by Donald Smith & Co., Inc. has sole voting power with respect to 2,602,400 shares and sole dispositive power with respect to 4,062,026 shares.

(10)

Based on information provided in a Schedule 13G dated February 12, 2007, filed with the SEC by Goldman Sachs Asset Management, L.P. (“Goldman”). Goldman is the beneficial owner of 3,879,509 shares. Goldman has the sole power to vote 3,268,866 shares and the sole dispositive power with respect to 3,879,509 shares.

(11)

Based on information provided in a Schedule 13G dated February 13, 2007, filed with the SEC by Vanguard Whitehall Funds – Vanguard Selected Value Fund 23-2827111 (“Vanguard”). Vanguard has sole power to vote or direct the voting of 2,959,509 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended January 31, 2007, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE INFORMATION

BOARD OF DIRECTORS

The Board of Directors provides oversight to the Company’s management in their conduct of business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has three standing committees, the principal responsibilities of which are described below. Each of the committees meets regularly and has a written charter that has been approved by each committee. The charters are available on the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com. The Board has made an affirmative determination that Charles E. Adair, Maximilian Ardelt, Kathy Misunas, Thomas I. Morgan, David M. Upton, John Y. Williams, and our former director James Cracchiolo (who retired in December 2006) are independent within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market (“Nasdaq”) listing requirements. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of Rule 4200(a)(15) of the Nasdaq listing requirements.

The Board of Directors has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer and controller), and employees, known as the Code of Ethics which are available on the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com.

The Board held seven meetings during the fiscal year ended January 31, 2007. All but one member of the Board attended more than 75% of the total number of meetings of the Board and all committees on which he or she served. All but one Director were present at the 2006 annual meeting that was held on June 6, 2006. It is the policy of the Company for the Board members to attend the annual meeting if possible in person, by telephone, or by videoconference. Mr. Upton attended less than 75% of the aggregate number of meetings of the Board and all committees of the Board on which he served.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting, and the auditing process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent auditor, and to oversee the activities and select or replace the head of the internal audit department. The Audit Committee provides an open avenue of communication between the auditors, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent auditor and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee; and establishes the procedures to receive complaints regarding the ethics of financial officers. To review the complete statement of duties and responsibilities of this Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com.

The Audit Committee has a policy to pre-approve all services to be provided by the Company’s independent auditor and will not approve prohibited non-audit services. See further discussion of the Company’s policy under “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors” below.

The members of the Audit Committee are Charles E. Adair (Chair), Maximilian Ardelt, Thomas I. Morgan, David M. Upton, and John Y. Williams. Mr. Morgan was recently appointed to the Audit Committee on March 29, 2007. The Board has determined that Charles E. Adair is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act. All members of the Committee are independent as defined by Rule 4200(a)(15) of the listing requirements of Nasdaq. The Audit Committee met nine times during the fiscal year ended January 31, 2007.

COMPENSATION COMMITTEE

The Compensation Committee is responsible to the Board for establishing the strategy of the compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman of the Board and of the Chief Executive Officer. The Compensation Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and bonuses, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company. The Compensation Committee also serves as the stock option committee and administers the Equity Incentive Plan (as defined below in Directors’ Compensation) and the Bonus Plan. The Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in the Company’s Form 10-K for the year ended January 31, 2007 (“2007 10-K”) and Proxy Statement and, based on such review, determines whether to recommend that the Compensation Discussion and Analysis be included in the 2007 10-K and the Proxy Statement. The Compensation Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the Compensation Discussion and Analysis section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com.

The current members of the Compensation Committee are Kathy Misunas (Chair), Charles E. Adair, and David M. Upton. All members are independent as defined by Rule 4200(a)(15) of the listing requirements of Nasdaq, “Non-Employee Directors” within the meaning of the Rule 16b-3 of the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met five times during the fiscal year ended January 31, 2007.

James Cracchiolo, a long time board member and former Chair of the Compensation Committee, retired from the Board on December 6, 2006. Kathy Misunas was appointed Chair of the Committee and Charles E. Adair was appointed to serve on the Compensation Committee on December 5, 2006.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and Committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation and selection of director nominees, the evaluation of the Board’s performance, the structure and operations of the committees, shareholder communication with the

Board, and Board member attendance at the Company’s annual meeting. The Committee reviews the continuing education program for Board members, approves related party transactions of non-financial executives, and reviews management succession plans for senior management, including recommending to the Board a successor to the chief executive officer in the event of a vacancy. The Governance and Nominating Committee also monitors the Board’s compliance with the Company’s Code of Ethics and other applicable policies and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our web site at http://www.techdata.com.

During Fiscal 2007, one of the Company’s long-serving directors, James Cracchiolo, retired and a search for a new director commenced. A search committee of five board members was formed. The Governance and Nominating Committee identifies potentially qualified candidates on an ongoing basis and the search committee reviewed these candidates for this opening. The search committee also sought new candidates. The search committee discussed the potential candidates and contacted several, looking for qualities that met the Company’s criteria (summarized below in Candidates for the Board and Shareholder Recommendations). Thomas Morgan was recommended by one of the Company’s independent directors and the search committee identified Mr. Morgan as a leading candidate. Personal interviews with board members ensued and recommendations from those that knew Mr. Morgan were obtained. On February 6, 2007, Mr. Morgan was nominated and approved to be a member of the Board.

The Company also hired a new Chief Executive Officer during fiscal 2007. At an executive session of the Board, a CEO search committee was formed and the search firm of Russell Reynolds Associates was engaged to assist in locating qualified candidates based upon criteria that the Board established. Numerous candidates were screened and interviewed by the search committee. Mr. Dutkowsky was ultimately selected as the leading candidate and further interviews with the Board and with executives of the Company occurred, and an executive assessment and background research were obtained. Mr. Dutkowsky was ultimately chosen for the CEO position by the Board and commenced his employment as CEO on October 2, 2006.

The members of the Governance and Nominating Committee are John Y. Williams (Chair), Kathy Misunas and David M. Upton, all of whom are independent as defined by Rule 4200(a)(15) of the listing requirements of Nasdaq. The Governance and Nominating Committee met formally five times during the fiscal year ended January 31, 2007.

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other board members and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s Chief Executive Officer at 5350 Tech Data Drive, Clearwater, Florida 33760. Any recommendation submitted must include a resume, personal references and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relation’s area of our web site at http://www.techdata.com, and criteria established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled. At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards, (ii) sound integrity, (iii) an inquisitive nature, (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders, (v) seasoned judgment, (vi) a record of outstanding skills and accomplishments in their personal careers, and (vii) the ability and desire to communicate and participate actively in board and committee sessions.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with members of the Board by utilizing the Company’s Ethics Reporting Hotline that is available seven days a week, 24 hours daily. You may dial a toll-free AT&T Direct Access number 1-866-TD ETHIC (1-866-833-8442) or 727-532-8065 and at the voice prompt use the toll-free Ethics Reporting Hotline number. All calls will be received by an independent, third-party provider, Global Compliance Services. A report will be provided to the Vice President, Internal Audit and the General Counsel who will communicate with the appropriate Board committee.

EXECUTIVE SESSIONS

The Board holds an executive session at each regular board meeting. This executive session is attended only by the independent directors and such other attendees as they may request. The executive session of the Board is led by John Y. Williams, Chair of the Governance and Nominating Committee. Topics covered have included meeting agendas, corporate strategy, compensation of the Chief Executive Officer, the role and compensation of the Chair and former Chief Executive Officer, information requests to management, succession planning, and management performance.

DIRECTORS’ COMPENSATION

It is the Board’s general policy that compensation for independent directors and for the Chairman should be a mix of cash and equity-based compensation. In June 2006, revised retainer amounts were approved by the Board. Directors who are not employees of the Company and the Chairman receive an annual retainer fee of $50,000 plus reimbursement for reasonable out-of-pocket expenses. The Audit Committee Chair receives an annual committee chair retainer in the amount of $25,000 and each Audit Committee member receives an annual committee membership retainer of $12,500. The Chairs of the Compensation Committee and the Governance and Nominating Committee each receive annual committee chair retainers of $10,000 and each respective committee member receives an annual committee membership retainer of $5,000 in addition to the basic annual retainer fee. In December 2006, the Board approved an annual retainer fee of $125,000 for the Chairman of the Board in addition to the standard annual retainer fee of $50,000, which begin in fiscal year 2008 and are paid quarterly.

With respect to equity-based compensation, in June 2005, shareholders approved an amendment to the 2000 Equity Incentive Plan in the form of the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation (the “Equity Incentive Plan”) providing that grants may be made under the Equity Incentive Plan to directors who are not employees of the Company. Non-employee directors receive grants of equity incentives in a manner generally consistent with the philosophy for granting equity incentives to executive officers: i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the success of the Company thus providing them with economic incentives linked to the Company’s financial performance. Grants of stock options (other than incentive stock options), stock appreciation rights, restricted stock, restricted stock units, and performance grants may be awarded under the Equity Incentive Plan based upon the recommendation of the Compensation Committee and approval of the Board of Directors. The Board may consider such factors as affordability of the grants to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors.

The following table summarizes the total cash and equity-based compensation, given in the form of maximum value stock-settled stock appreciation rights (“MVSSARs”), of the independent directors and the Chairman for fiscal year ended January 31, 2007:

FISCAL 2007 BOARD OF DIRECTORS’ COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Charles E. Adair	70,000	—	21,991	—	—	—	91,991
Maximilian Ardelt	58,750	—	21,991	—	—	—	80,741
James M. Cracchiolo(3)	56,250	—	7,808(4)	—	—	—	64,058
Kathy Misunas	56,000	—	21,991	—	—	—	77,991
David M. Upton	67,250	—	21,991	—	—	—	89,241
John Y. Williams	67,500	—	21,991	—	—	—	89,491
Steven A. Raymund	—	—	—	—	—	16,570	16,570

In March 2005, the Board approved certain director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to two times the basic annual retainer. There is no specific time within which a director must reach the defined share ownership; however, until the ownership target is met, a director is required to retain 50% of the net after-tax proceeds in stock from the exercise of equity incentive grants awarded subsequent to the fiscal year ended January 31, 2005.

(1)

Reflects expense recognized by the Company in fiscal 2007 for the MVSSARs granted in fiscal 2006 and 2007 determined in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payments” (“SFAS 123R”). The grant-date fair value of the MVSSARs granted in fiscal 2006 is $7.48 per share and MVSSARs granted in fiscal 2007 is $7.22 per share. For a discussion of the assumptions relating to these valuations, see the 2007 10-K, Item 8, Note 11 – Employee Benefit Plans. These grants fully vest one year from the date of grant.

(2)

For Mr. Raymund, the amount represents the allocation of the percentage of salary of his administrative assistant subsequent to October 2, 2006, when Mr. Raymund began in his role as a non-executive employee and Chairman of the Board, for providing services to Mr. Raymund personally and as the Chairman of the Board.

(3)	Mr. Cracchiolo retired from the Board in December 2006.
(4)

Mr. Cracchiolo received the same MVSSAR grant as the other independent board members, however the fiscal 2007 MVSSAR awards had not vested upon Mr. Cracchiolo’s retirement from the Board, were therefore forfeited and the SFAS 123R expense that had been recorded by the Company was reversed.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants (the “auditors”) are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the Vice President, Internal Audit and the independent auditors to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s auditors and pre-approves all audit and non-audit services to be performed by the auditors.

In this context, the Audit Committee has discussed with the Company’s auditors the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. Discussions about the Company’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, and the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. Management’s report and the auditor’s report and attestation on internal controls over financial reporting of Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the auditors. In addition to discussing key risk areas throughout the year, management, internal audit and the auditors also made presentations to the Audit Committee on specific topics of interest, including: (i) the structure and organization of the audit process and methodology; (ii) the activities that lead up to the audit plan and scope; (iii) how an audit plan is modified by country; (iv) application and estimated impact of FASB interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS No. 109” (“FIN 48”); and (v) how country risks would impact the risk assessment of the Company.

Independence

The Company’s auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed the auditor’s independence with management and the auditors. In addition, the Committee considered whether the non-audit services provided by the auditor’s firm could impair the auditor’s independence and concluded that such services have not impaired the auditors’ independence.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the auditors, (ii) the Audit Committee’s review of the representations of management, and (iii) the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2007 10-K, filed with the SEC.

AUDIT COMMITTEE

Charles E. Adair, Chair

Maximilian Ardelt

Thomas I. Morgan(1)

David M. Upton

John Y. Williams

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

(1)	Mr. Morgan was not a member of the Audit Committee at fiscal year end. He was appointed to the Audit Committee effective March 28, 2007.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2007, all services were pre-approved by the Audit Committee in accordance with this policy.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company’s overall compensation philosophy is to provide compensation programs that are simple and flexible so that our arrangements are understandable by our employees and shareholders and so as to permit us to make responsive adjustments to changing market conditions. Although we are a Fortune 200 company based on our revenues, as an IT distributor we have narrow profit margins and therefore must keep tight controls on our costs, particularly our selling, general and administrative expenses (“SG&A”), which includes compensation expense. The Company seeks to be a low cost leader in our industry. Accordingly, we strive to provide our NEOs with compensation that is close to or at market rate within the industry and the NEO’s geographic location.

Key Goals

The goals of the Company’s compensation program are to:

•	Successfully attract and retain the key employees necessary to achieve the long term success of the Company;

•

Provide incentive compensation that varies in concert with both Company performance against established goals based upon the Company’s operating plan and the value of the individual contribution to that performance;

•	Provide compensation that rewards performance of the individual and differentiates based upon individual performance; and

•	Provide an appropriate link between compensation and the creation of shareholder value through awards tied to the Company’s long-term performance.

Elements of Compensation

Based on our overall compensation philosophy, our Compensation Committee has established a compensation program with four basic elements to support and balance the key goals:

•

Base Salary—The base salary is intended to provide a foundation to motivate continued services to the Company and should appropriately reflect the duties and responsibilities related to the position. Establishing the base salary level is critical in allowing the Company to successfully attract and retain the employees necessary for its long-term success.

•

Cash Incentive Bonus Awards—Our NEOs are eligible to receive an annual incentive bonus awarded in cash pursuant to the Company’s Executive Incentive Plan (the “Bonus Plan”). This part of the compensation program is tied to financial measures approved by the Compensation Committee. The specific targets are tailored each year to reflect the Company’s then-current goals and expectations. Achievement of 100% of the bonus is expected to occur if the targeted performance is attained. However, it is this element of compensation that is the most “at-risk” due to its nature.

•

Equity Incentive Awards—The long-term component of the Company’s incentive compensation program consists of the grant of traditional stock options, maximum value stock options or MVSSARs, restricted stock, restricted stock units and/or similar equity incentive awards. Grants are made pursuant to the terms of the Equity Incentive Plan. These equity incentives are designed to create a mutuality of interest with shareholders by motivating the executive officers and NEOs to make effective decisions and manage the Company’s business so that the shareholders’ investment will grow in value over time. The equity incentives also reward longevity and increase retention, as the Company does not maintain a defined benefit pension plan or provide other post-retirement medical or life insurance benefits. The equity incentives awarded are intended to provide incentives for executive officers to enhance long-term Company performance, as reflected in stock price appreciation over the long term, thereby increasing shareholder value.

•

Severance Plan—The Company’s Executive Severance Plan (the “Severance Plan”), approved by the Board of Directors on March 31, 2005, provides benefits to senior executives in the event of a Company-initiated, non-misconduct separation from the Company. The Severance Plan is intended to minimize distraction and provide some security by providing a transition period in the event the employment relationship is not successful.

The Company’s compensation program includes other standard benefits that are available to all employees, such as medical and health insurance, life insurance, and a 401(k) savings plan. The Company has a deferred compensation plan available to all senior management employees, under which the NEOs may defer a greater percentage of their compensation than other participants. NEOs are participants in a modest Executive Choice Plan designed to reimburse our executives for perquisites such as club memberships, tax and estate counseling, insurance premiums, and personal and professional development expenses. The reimbursement amounts are capped between $15,000 to $20,000 depending on the NEO’s position. The Company does not have a specific plan for the retirement of its executives. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan. By policy, for equity grants made prior to March 30, 2005, non vested awards become immediately vested and may be exercised for a one year period following retirement for those executives whose age plus years of service equaled or exceeded sixty-five. For awards made after March 30, 2005, the executive has one year to exercise only those awards vested at the time of a qualified retirement. Mr. Raymund is not entitled to any special vesting retirement benefits, by determination of the Board, but will have a one year period to exercise his vested awards upon a qualified retirement.

Determination Process

Compensation amounts, measures, and criteria are determined by a combination of efforts by outside consultants, senior management, and the Compensation Committee. Typically, much of the decision-making for the year is done to coincide with the March meeting of the Board, where annual salaries, bonus targets, and incentive grants are set or awarded.

Role of Consultants—The Compensation Committee may engage consultants to assist it with any of its duties. When engaging a consultant, the Committee will review the qualifications of the consultant and check for any conflicts of interest. Pearl Meyer & Partners has been engaged as a compensation consultant to the Compensation Committee. Pearl Meyer & Partners provides market data about some of our industry competitors, including Arrow Electronics, Avnet, CDW, Ingram Micro, Insight and Synnex, and some technology oriented retailers such as Best Buy, Circuit City, Office Depot and Staples.

Role of Management—Typically our CEO, CFO and human resources senior officer analyze the information provided by the consultant in light of the Company’s financial and operational circumstances. We do not try to mirror any other particular company’s compensation practices, and we generally do not directly target our compensation levels against the compensation provided by other members in our peer group. However, consideration is given to certain aspects of other companies’ data, depending on which areas are pertinent to our position as a distributor with narrow margins and our geographic location. Similarly, for each executive position, market data is evaluated for relevant comparisons such as the importance of the role of each executive to the Company’s business model, and the expected contribution of the executive in light of the responsibilities inherent in his or her position, and the risks inherent in our operating plan. In addition to market data, other factors are considered, such as the Company’s annual operating plan, targeted earnings, overall financial performance, the Company’s ability to absorb increases in compensation, and regional performance. This analysis results in recommendations presented to and discussed with the Compensation Committee.

Role of Compensation Committee—The Compensation Committee reviews the data described above and makes an independent evaluation of the recommendations of management. The Compensation Committee makes compensation decisions, awards, and sets the targets for the executive officers. The compensation package for the CEO is recommended by the Committee to the full Board, without the input of the CEO. The key goals of the compensation program are balanced with the market data and the Company’s financial planning and expectations to determine the final compensation for each executive.

Compensation Program for Fiscal Year 2007

Base Salary—The Company’s consideration for controlling costs is achieved partially by its philosophy of setting total compensation, including salary and target cash bonus, in the middle range of its peers. In light of industry and general economic conditions, the Compensation Committee granted increases in the base salary and incentive bonus awards for all NEOs in line with the performance of the executive for the prior fiscal year and the duties and responsibilities of each NEO for the coming fiscal year. In determining the percentage increase, if any, in base salary for the Company in fiscal year 2007, the Compensation Committee considered market data provided by Pearl Meyer & Partners.

Cash Bonus Awards—Under the Bonus Plan, an executive’s potential bonus is established at a specific targeted dollar amount and consists of non-discretionary awards that are tied to the financial performance of the Company or of a region for the year in relation to the Company’s operating budget. Each year, in formulating the bonus targets, the Compensation Committee members consider the anticipated financial achievement. The Committee evaluates the executive officer’s responsibilities and role in the Company and such other factors as they deem relevant to motivate such executives to achieve certain performance levels. Financial performance measures that the Compensation Committee uses to determine bonuses under the Bonus Plan include earnings per share, operating income and cash day metrics (calculated as days of sales outstanding in accounts receivable plus days of supply on hand in inventory, less days of purchases outstanding in accounts payable), return on capital employed, as well as other financial performance measures, either on a worldwide basis or at a geographic segment basis. The targets are established using a non-GAAP calculation, which does not include special charges or certain non-recurring events. It is the Company’s practice to set targets for the coming year and decide if the targets were achieved for the prior year at its March Board meeting which follows the end of our fiscal year, to coincide with our financial planning and reporting processes. The Compensation Committee sets the bonus target, with the bonus opportunity set at a percentage of base salary. The bonus is subject to an acceleration ratio to a maximum of 200% if established targets are exceeded (conversely, if established targets are not met, the bonus may be reduced to zero). The level at which the targets are achieved are confirmed by the Compensation Committee. In the event the bonus is unachievable or would be minimal although the executive has performed well and retention of the executive officers is a concern, the Compensation Committee will consider adjustments to the targets.

In setting the bonus targets in March 2006, the Compensation Committee considered the level of effort and commitment required for the NEOs responsible for implementing the European restructuring as well as the performance of each region. For Mr. Raymund, Mr. Howells and Mr. Osbourn, the bonus targets were based solely on earnings per share on a worldwide basis. Mr. Cano’s target was based 80% on European operating income and 20% on the European cash days metric. Mr. Lamneck’s target was based 80% on the Americas operating income and 20% on the Americas cash days metric. A bonus would be earned if actual performance fell between the range of 25% below and 20% or more above the target. The bonus could be accelerated to 200% and decelerated to 0%. In meetings of the Compensation Committee on September 22, 2006 and October 4, 2006, the Compensation Committee decided to adjust the bonus targets for certain executives. The Company had underperformed in its second quarter in Europe, resulting in the incentive bonus achievement at zero for those measured solely on a worldwide earnings per share target or on European metrics. The Compensation Committee wanted to continue to motivate the NEOs to maintain their efforts and minimize operational disruption. The earnings per share target was adjusted for those NEOs measured solely on a worldwide basis, so that the adjusted target would likely result in achieving 75% of the target bonus payout, with a maximum acceleration to 95% of the target bonus and deceleration to 50%. A bonus would be earned if performance was between a range of 25% below and 25% or more above the target. Mr. Cano is measured solely on European metrics and his achievement was capped at a maximum of 75% of the target bonus amount. These adjusted targets applied only if the NEO remained with the Company through fiscal year ended 2007.

The actual bonus amounts achieved are stated in the Summary Compensation Table below. Mr. Dutkowsky received 100% of his bonus, as provided for in his Employment Agreement (defined and discussed below in CEO Compensation). Mr. Raymund, Mr. Howells and Mr. Osbourn achieved 85% of their bonus target. Mr. Cano achieved 50% and Mr. Lamneck achieved 77% of their respective overall bonus targets.

Relationship of elements—The elements of salary and bonus are interrelated. These elements are considered together as total cash compensation which is compared to the market data. The Compensation Committee considers the market median in comparison to the total cash compensation when setting compensation for the executive officers. In determining how much to allocate to base salary versus bonus target, the duties of the NEO are considered in determining how much of the total cash compensation should be at-risk. The greater the responsibility of the NEO for Company performance, the greater percentage of the total cash compensation is placed at risk, resulting in more of the total cash compensation being allocated to performance based bonus.

Equity Incentive Awards—The Compensation Committee grants equity incentives to our NEOs through the Equity Incentive Plan. Equity incentives are granted at no less than fair market value on the date of grant. Typically, equity incentive awards are granted on an annual basis. The annual grant occurs at the March meeting of the Compensation Committee, although the Compensation Committee may also make grants throughout the year as it determines necessary to enhance retention, motivate our NEOs or reward exceptional performance. Grants for new hires and promotions are made at each regularly scheduled quarterly Compensation Committee meeting for those that occurred in the related quarter. The share price of the equity grant is set as of the market close on the date of grant, with the grant date always being a regularly scheduled Compensation Committee meeting. The Compensation Committee evaluates the Company’s overall financial performance for the year, the desirability of long-term service from the executive officer, the financial expense of the equity incentive to the Company in comparison to the perceived value delivered to the employee, and the number of equity incentive units issued to other executive officers in the Company with the same, more or less responsibility than the executive officer at issue.

The Company has issued traditional stock options in the past which are still vesting and being exercised. In 2005, the Company moved to granting MVSSARs or maximum value options in response to changes in accounting rules requiring the expensing of options for financial reporting purposes. These maximum value awards provide employees with the opportunity to benefit from the increase in our stock price from the date of grant to the date of exercise, but place a ceiling on the total amount of compensation that an employee can earn in respect of any particular award. The Compensation Committee determined the maximum value cap for awards should be $20 per share by reviewing the historic exercise trends of employees, finding that 93% of all actual exercises in that period were at a spread of less than $20 per share. The value cap allows the Company to grant more value to the employee while significantly reducing the expense to the Company, and allows a consistent calculation of the expense to the Company. The stock appreciation right element of the MVSSARs was chosen to lessen the dilutive impact of the grants. Upon exercise, holders of MVSSARs will only receive shares with a value equal to the spread (the difference between the current market price per share of the Company’s common stock subject to the predetermined cap and the grant price).

Recently, the Company issued restricted stock units (“RSUs”) to our NEOs. The grants approved by the Compensation Committee in June 2006 were performance based, designed to award performance at a level above what was expected to be achieved and were intended to drive performance to obtain stretch goals. Attainment was set at twenty-four months for the majority of the executive officers, and set at twenty-one months for certain of the NEOs for purposes of compliance with Section 162(m) of the Internal Revenue Code. The performance element was tied to operating income percentage on a regional or worldwide basis depending on the areas of responsibility of each executive, along with target, minimum and maximum ranges. When the Company announced its second quarter results, the Compensation Committee determined that achievement of the performance targets applicable to these grants was unlikely or would be very minimal for most of the NEOs. As a result, the Compensation Committee determined that these grants would no longer provide an effective incentive or retention tool, because the likelihood of achieving any value from the awards was extremely remote. Due to its concern about retention of key employees, in December 2006 the Compensation Committee authorized a new grant of RSUs. These RSU grants were not tied to specific performance goals and will vest 25% on February 1, 2008, 50% on February 1, 2009, and 25% on February 1, 2010. The grant recipients were divided into groups ranked by a determination of which positions and functions had the ability to make the highest value of contribution to the Company’s performance, with retention being the main focus.

Severance Plan—The Severance Plan provides our NEOs with base salary and a pro rata portion of certain incentive compensation over a specified period if the Company terminates the NEO’s employment for reasons other than gross misconduct. The severance period is determined based upon the NEO’s position held at termination and years of service to the Company. Based on their current positions and years of service, the base salary continuation period in the event of separation for each of the NEOs is as follows: Mr. Cano and Mr. Howells, 24 months; and Mr. Lamneck, 18 months. Mr. Dutkowsky’s Employment Agreement (defined and described below in CEO Compensation) sets his severance benefit period at 24 months. Mr. Osbourn’s severance benefit period was amended to be 12 months, in consideration of allowing him flexibility in his working location. Mr. Raymund is no longer eligible to receive any benefits under the Severance Plan.

CEO Compensation—Compensation of the Chief Executive Officer position is reviewed by the Compensation Committee and recommended to the full Board for approval in executive session outside of the presence of the CEO. In October 2006, the Company’s long-time CEO, Mr. Raymund, retired from the position and, after conducting an executive search with the assistance of Russell Reynolds Associates, the Company employed Mr. Dutkowsky as his successor. Mr. Raymund’s compensation package had been set by the Board in March 2006 with the knowledge of his upcoming retirement as CEO, and his compensation was established following the usual philosophies and policies, with base salary set at $1,000,000 and the target bonus at 110% of the base salary. In the prior year, the Board had decided that Mr. Raymund would not be eligible for the forward vesting policy defining a qualified retirement for purposes of the Equity Incentive Plan in which eligibility was determined by age plus years of service equaling at least sixty-five. In determining Mr. Dutkowsky’s compensation, the Company and the Compensation Committee sought to achieve a balance between the key goals of our compensation program as historically applied, the Company’s philosophy of maintaining control over increases in SG&A, our desire that Mr. Dutkowsky have an immediate equity interest in the Company, sufficient motivation for Mr. Dutkowsky to provide strategic direction and perform for growth, and awarding sufficient value to attract him to the Company. Mr. Dutkowsky’s compensation package was set by the Board based upon market data for CEOs in our peer group from Pearl Meyer & Partners, negotiations with Mr. Dutkowsky, schedules outlining how various elements of compensation would be earned or vest over the next few years, and evaluations of the Company’s anticipated performance.

Under Mr. Dutkowsky’s employment agreement which became effective October 2, 2006 (the “Employment Agreement”), base salary is $900,000 per year with an opportunity to earn incentive compensation under the Bonus Plan at a target of 100% of base salary, prorated from the start date. Mr. Dutkowsky’s bonus is guaranteed to be at least the target bonus during the Company’s 2007 and 2008 fiscal years. Mr. Dutkowsky received equity incentives totaling 300,000 MVSSARs and 40,000 RSUs pursuant to the terms of the Equity Incentive Plan. In addition, for the 2008 fiscal year, Mr. Dutkowsky received an additional 200,000 MVSSARs and 20,000 RSUs as equity incentives. The MVSSARs vest in equal annual installments over four years from the date of grant. The MVSSARs will entitle Mr. Dutkowsky to shares equal to the appreciation in the value of the underlying common stock of the Company upon exercise, subject to a cap of $20 in maximum appreciated value per each MVSSAR exercised. The RSUs vest in substantially equal quarterly installments over three years from the date of grant. The Employment Agreement provides for relocation benefits and home sale assistance through a Company purchase plan related to his property in Massachusetts, for which the Company has accrued a potential loss on the sale of the property estimated at $150,000. In the event that Mr. Dutkowsky resigns for good reason or his employment is terminated for other than gross misconduct, Mr. Dutkowsky will be entitled to severance benefits under the Severance Plan for a period of 24 months. In certain change in control circumstances, Mr. Dutkowsky’s unvested equity incentives will immediately vest. For a more detailed description of Mr. Dutkowsky’s agreement and the payments and benefits due to him on a change in control or termination of employment, see the full Employment Agreement attached at Exhibit 10-AAnn to our third quarter Form 10-Q filed with the SEC on December 6, 2006.

Chairman of the Board—Prior to October 2006, Mr. Raymund was the Chief Executive Officer and Chairman of the Board and, consistent with our policies, was not compensated for service as Chairman. From October 2, 2006, Mr. Raymund continued his employment with the Company to provide a smooth and efficient transition of the duties of the Chief Executive Officer to Mr. Dutkowsky. At our September 2006 Board meeting, the Compensation Committee and Board decided to continue Mr. Raymund’s compensation package with no adjustments through the end of fiscal year 2007, including no compensation in his role as Chairman of the Board. The Compensation Committee and Board determined the compensation for Mr. Raymund as a non-executive Chairman at our December 2006 Board meeting, based upon data provided by Pearl Meyer & Partners. Beginning February 1, 2007, Mr. Raymund receives compensation as the Chairman of the Board in the amount of $50,000 as an annual retainer for a board member and $125,000 as a retainer for Chairman. He also remains as an employee of the Company in a non-executive capacity, receiving an annual salary of $200,000, health insurance benefits and administrative support.

Stock Ownership Guidelines—The Compensation Committee approved stock ownership guidelines for certain key executive officers, including our NEOs, in March 2005. These executive officers are required to accumulate shares of Company stock, through owned shares, retention of stock awards, or vested 401(k) shares, equal in value to a multiple of their base salary. The target accumulations are two times base salary for

Mr. Dutkowsky, one times base salary for Mr. Cano and Mr. Howells, and .5 times base salary for the remaining NEOs. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain in stock 50% of restricted stock awards and 50% of the net proceeds from the exercise of equity incentive grants awarded subsequent to fiscal year ended January 31, 2005. Upon Mr. Dutkowsky’s commencement of employment, he received grants of MVSSARs and RSUs to assist him in accumulating shares under the guidelines. The guidelines also apply to the independent directors of the Company, with ownership targeted at two times the base retainer.

Executive Choice Program and Perquisites—In line with our cost-conscious philosophy for executive compensation, the Company provides minimal perquisites and considers this not to be a significant component of the compensation package for our executives. The majority of perquisites are covered by our Executive Choice Plan which plan and participants are approved by the Compensation Committee annually. The plan is designed to give executives the opportunity to select from a list those types of benefits that meet their individual needs, including supplemental insurance premiums, uninsured health care expenses, professional services such as tax, legal, financial, and estate planning, club memberships, and personal or professional development expenses. The participating executive officer is reimbursed for expenses related to these benefits. Under this plan for fiscal 2007, Mr. Raymund, Mr. Dutkowsky, Mr. Howells, and Mr. Cano could receive reimbursement for up to $20,000 each, and Mr. Osbourn and Mr. Lamneck could receive reimbursement for up to $15,000. In addition to the Executive Choice Plan, the Company also has provided Mr. Dutkowsky with relocation assistance and Mr. Cano receives perquisites standard for his status as an expatriate residing in Europe, such as a car allowance, school tuition reimbursement for his children, and family trips to the United States.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee met with management to discuss its compensation philosophy, policies and practices generally, as well as its specific determinations. The Compensation Committee has reviewed the Compensation Discussion and Analysis Section and has discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2007 10-K and Proxy Statement.

COMPENSATION COMMITTEE

Kathy Misunas, Chair

Charles E. Adair

David M. Upton

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by (i) all who have served as Chief Executive Officer of the Company during the last fiscal year, (ii) the Chief Financial Officer, and (iii) each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (collectively, “NEOs”).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Comp ($)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation(5) ($)	Total ($)
Robert M. Dutkowsky Chief Executive Officer	2007	304,615	550,825	233,568	176,407	—	—	223,094	1,488,509

Steven A. Raymund (former) Chief Executive Officer	2007	1,000,000	935,000	—	574,424	—	—	44,695	2,554,119

Jeffery P. Howells Executive Vice President and Chief Financial Officer	2007	612,461	368,900	51,689	350,190	—	—	40,177	1,423,417

Néstor Cano President, Worldwide Operations	2007	650,000	243,800	59,369	421,200	—	—	154,568	1,528,937

Joseph A. Osbourn Executive Vice President and Chief Information Officer	2007	459,289	195,500	32,435	267,975	—	—	20,892	976,091

Kenneth T. Lamneck President, the Americas	2007	442,576	171,800	16,484	137,831	—	—	35,698	804,389

(1)

Includes amounts deferred under the retirement savings and deferred compensation plans. Mr. Dutkowsky’s salary represents his pro-rated salary from date of hire, October 2, 2006. Mr. Raymund’s salary includes his salary as Chief Executive Officer through October 1, 2006 and as a non-executive employee, at the same salary, through the fiscal year ended January 31, 2007.

(2)

Amounts reflected for bonuses are based on performance for fiscal year 2007 and were approved by the Compensation Committee, and for the Chief Executive Officer also approved by the Board, following the end of the fiscal year. The Compensation Disclosure and Analysis section discusses the bonuses in more detail. Mr. Dutkowsky’s bonus represents his bonus for fiscal 2007 and a partial advance of $250,000 on his fiscal 2008 bonus per his Employment Agreement.

(3)

Reflects the amount of compensation expense recognized by the Company, in accordance with SFAS No. 123R, of outstanding awards of RSUs granted in October and December 2006 and restricted stock awards granted March 2004. The value of Mr. Dutkowsky’s awards also includes the fiscal 2007 expense, in accordance with SFAS No. 123R, related to the grant of 20,000 RSUs awarded at the March 2007 Board meeting, per his Employment Agreement. For further information, refer to the discussion in the Compensation Discussion and Analysis, “CEO Compensation” and for a discussion relating to the accounting for RSUs, see the 2007 10-K, Item 8, Note 11 – Employee Benefit Plans.

(4)

Option award values represent compensation expense recognized by the Company during the fiscal year for stock options granted in March 2003 and MVSSARs granted in March 2005 and March 2006 in accordance with SFAS No. 123R. For a discussion of the assumptions relating to these valuations, see the 2007 10-K, Item 8, Note 11 – Employee Benefit Plans.

(5)

Pursuant to the Executive Choice Plan, in fiscal 2007 Mr. Dutkowsky, Mr. Raymund, Mr. Howells and Mr. Cano each received $20,000 and Mr. Lamneck and Mr. Osbourn each received $15,000. Mr. Dutkowsky’s total includes $15,166 for tax and legal services and $196,391 for relocation, which includes $162,000 expensed by the Company in fiscal 2007 for the estimated loss on the sale of Mr. Dutkowsky’s property and expenses related to holding and marketing the property for sale. Mr. Cano received reimbursement of expatriate related expenses in the amount of $135,000 comprised primarily a cost of living adjustment of $45,000 and $72,000 related to changes in the exchange rate between the U.S. dollar and the euro during fiscal 2007. The “All other compensation” column also includes contributions of the Company’s common stock to the Executive Officers’ 401(k) savings plan account of $9,808 for Mr. Raymund, $7,615 for Mr. Howells, $5,892 for Mr. Osbourn and $9,844 for Mr. Lamneck.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each of the NEOs, the grants of awards under the Equity Incentive Plan made during the fiscal year ended January 31, 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Dutkowsky	10/02/06							40,000	300,000	36.66	3,596,400
Raymund	3/29/06								80,000	37.04	577,600
	6/06/06				14,962	29,923	44,885				525,017
Howells	3/29/06								60,000	37.04	433,200
	6/06/06				7,509	15,019	22,528				263,491
	12/05/06							12,551			527,016
Cano	3/29/06								60,000	37.04	433,200
	6/06/06				8,104	16,208	24,312				284,369
	12/05/06							16,254			682,505
Osbourn	3/29/06								40,000	37.04	288,800
	6/06/06				4,916	9,832	14,748				172,502
	12/05/06							8,216			344,990
Lamneck	3/29/06								40,000	37.04	288,800
	6/06/06				4,756	9,511	14,267				166,888
	12/05/06							7,948			333,737

The grants made under columns (f), (g) and (h) were of performance based RSUs issued pursuant to the Equity Incentive Plan. These RSUs vest only upon achievement of certain performance measures based on cumulative earnings for periods of either twenty-one or twenty-four months ending January 31, 2008. The shares that could vest for the NEOs upon achievement of the performance targets have a market value of $35.09 per share, the closing price of the Company’s common stock on the date of each of the grants. It was later determined that the possibility of achieving value from most of these awards was extremely remote. As a result of the remote possibility of achieving the targets for the performance based RSUs, the Compensation Committee approved the award of RSUs for all the NEOs except Mr. Raymund and Mr. Dutkowsky. These are listed in column (i) of this table. The RSUs for Mr. Howells, Mr. Cano, Mr. Osbourn, and Mr. Lamneck vest over the following three fiscal years and have a market value of $41.99 per share, which represents the closing price of the Company’s common stock on the date of grant. For a more detailed commentary on these awards, refer to the Compensation Discussion and Analysis, Compensation Program for Fiscal Year 2007, Equity Incentive Awards.

The Board approved the award of 40,000 shares of RSUs to Mr. Dutkowsky, under the Equity Incentive Plan and as provided for in Mr. Dutkowsky’s Employment Agreement. These RSUs were granted effective on the first day of Mr. Dutkowsky’s employment with the Company and vest quarterly over three years. The stock price on the date of grant was $36.66. Mr. Dutkowsky’s Employment Agreement also provided for a grant of 20,000 RSUs that were awarded at the Board meeting in March 2007.

Column (j) lists grants of MVSSARs. The grant price of the MVSSARs is determined using the last sale price of the Company’s common stock as quoted on Nasdaq on the date of grant (or such higher price as may be required by applicable laws and regulations of specific foreign jurisdictions). These grants vest over four years, have a ten-year term, and a predetermined cap of $20 per share on a potential gain upon exercise.

The Board approved the award of 300,000 MVSSARs to Mr. Dutkowsky, under the Equity Incentive Plan and as provided for in Mr. Dutkowsky’s Employment Agreement. These MVSSARs were granted effective on the first day of Mr. Dutkowsky’s employment with the Company, vest over four years, have a ten-year term, and a predetermined cap of $20 per share on a potential gain upon exercise. Mr. Dutkowsky’s Employment Agreement also provided for a grant of 200,000 MVSSARs that were awarded at the Board meeting in March 2007.

(1)	Calculated using the last sales price as quoted on Nasdaq on the date of grant for the grants in column (j).
(2)

The grant date fair value for MVSSARs is calculated as the number of MVSSARs granted, multiplied by the SFAS No. 123R valuation. The grant date fair value of RSUs is calculated as the number of RSUs granted, multiplied by the last sales price as quoted on Nasdaq on the date of grant. The total award value stated in column (l) uses the threshold target of the performance based RSUs, but due to the performance criteria of these RSUs, the possibility of these grants vesting is deemed to be remote.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of the fiscal year ended January 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Dutkowsky		300,000		36.66	10/02/16
						36,666	1,361,775
Total		300,000				36,666	1,361,775

Raymund	96,860			39.94	3/27/08
	136,180			16.50	3/29/09
	120,000			30.63	4/04/10
	74,269			28.31	4/02/11
	80,000			43.26	3/20/12
	60,000	20,000		24.27	3/19/13
	80,000			41.08	3/30/14
	25,000	75,000		37.06	3/31/15
		80,000		37.04	3/29/16
								14,962	555,689
Total	672,309	175,000						14,962	555,689

Howells	50,000			39.94	3/27/08
	50,000			43.26	3/20/12
		12,500		24.27	3/19/13
	50,000			41.08	3/30/14
	12,500	37,500		37.06	3/31/15
		60,000		37.04	3/29/16
						2,500	92,850	7,509	278,884
						12,551	466,144
Total	162,500	110,000				15,051	558,994	7,509	278,884

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—(continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Cano	7,000			16.50	3/29/09
	23,800			30.63	4/04/10
	20,000			44.00	8/01/10
	30,200			28.31	4/02/11
	60,000			43.26	3/20/12
	45,000	15,000		24.27	3/19/13
	60,000			41.08	3/30/14
	17,500	52,500		37.06	3/31/15
		60,000		37.04	3/29/16
						2,500	92,850	8,104	300,983
						16,254	603,674
Total	263,500	127,500				18,754	696,524	8,104	300,983

Osbourn	40,000			35.00	10/26/10
	28,000			28.31	4/02/11
	40,000			43.26	3/20/12
	30,000	10,000		24.27	3/19/13
	40,000			41.08	3/30/14
	10,000	30,000		37.06	3/31/15
		40,000		37.04	3/29/16
						1,500	55,710	4,916	182,580
						8,216	305,142
Total	188,000	80,000				9,716	360,852	4,916	182,580

Lamneck	40,000			41.64	3/08/14
	10,000	30,000		37.06	3/31/15
		40,000		37.04	3/29/16
								4,756	176,638
						7,948	295,189
Total	50,000	70,000				7,948	295,189	4,756	176,638

(1)	Represents stock option and stock appreciation right grants; grant price equal to the last sales price as quoted on Nasdaq on the date of grant; vesting between three to five years.
(2)

Restricted stock awards and units granted where vesting is contingent upon continued employment. Restricted stock awards granted in fiscal 2005 vest 50% in fiscal year 2008 and 50% in fiscal year 2009. RSUs granted in fiscal 2007 vest 25% in fiscal year 2009, 50% in fiscal 2010, and 25% in fiscal year 2011.

(3)	The market value is based upon the last sales price of $37.14 on January 31, 2007.
(4)

Reflects the number of shares that could be earned for RSUs with performance criteria at the threshold level. The possibility of achieving value from these awards has been determined to be remote – for further information, see the Compensation Discussion and Analysis, Compensation Program for Fiscal Year 2007, Equity Incentive Awards.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options, MVSSARs and similar instruments and vesting of other equity-based awards during the fiscal year ended January 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dutkowsky			3,334	126,825
Raymund	89,700(1)	1,614,592
Howells	107,000(2)	1,454,835
Cano
Osbourn
Lamneck

(1)	Exercised December 4, 2006 – 89,700 NQ shares from the March 25, 1997 grant priced at $24.125. Average sale price $42.125.
(2)

Exercised November 27, 2006 – 4,120 ISO shares and 20,880 NQ shares from the March 19, 2003 grant priced at $24.27; 5,552 ISO shares and 13,088 NQ shares from the April 2, 2001 grant priced at $28.3125; and 17,000 NQ shares from the April 4, 2000 grant priced at $30.625. Average sale price $41.955.

Exercised December 1, 2006 – 14,860 NQ shares from the April 2, 2001 grant priced at $28.3125. Average sale price $41.862.
Exercised December 4, 2006 – 31,500 NQ shares from the April 4, 2000 grant priced at $30.625. Average sale price $42.195.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) which provides executives and directors the opportunity to make pre-tax deferrals. The maximum deferral is based on position title. Members of the Board may defer a maximum of 100% of their director fees, the Chief Executive Officer may defer a maximum of 50% of total cash compensation, and our other NEOs may defer a maximum of 35% of total cash compensation.

Presently, participants may allocate deferrals among 18 different investment alternatives and this allocation can be changed at any time. The rate of return is based on the actual gross performance of these investment alternatives less administrative expenses. Benefits payable under the Deferred Compensation Plan are dependent on and will be paid exclusively from the general assets of the Company. Participants are an unsecured general creditor of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. A Rabbi trust is an irrevocable trust designed to provide some assurance to the participants that future benefit obligations will be satisfied. The Deferred Compensation Plan is deemed unfunded, so the participants are taxed when they receive payments from the Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ending January 31, 2007, and includes a breakdown of the contributions made into the pre-2005 Plan and the 2005+ Plan.

Name	Executive contribution in last FY ($)	Registrant contributions in last FY ($)	Aggregate Earning in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)	Value of deferrals by Plan
						Pre- 2005 ($)	2005 + ($)
Dutkowsky
Raymund	873,774		1,414,738		14,044,396	10,471,568	3,572,828
Howells	300,000		302,167	(542,828)	1,954,783	1,213,201	741,582
Cano			15,540		339,010	339,011
Osbourn			51,279		557,632	557,632
Lamneck	60,692		19,994		191,448	47,692	143,756

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options which are detailed in the table below.

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for Directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement – same as Pre-2005 plan

• In-service distributions – same as Pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delay the distribution at least five years.

• Separation from service, regardless of age, in a lump sum or installments of 5, 10, or 15 annual payments.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received. Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death	Prior to termination of employment with the Company and prior to benefit payments commencing, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their current account balance. Following termination of employment their beneficiary is entitled to receive the account balance.	Same as Pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of Plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as Pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information described in this section is only the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We are not including compensation that is unaffected by these events. We are assuming that the termination or change in control occurred on January 31, 2007.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant’s executing a general release of claims, a confidentiality agreement and non-competition agreement in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period for each of the NEOs in the event of termination (whether or not related to a change in control) would be as follows: Mr. Cano and Mr. Howells, 24 months; and Mr. Lamneck, 18 months. Mr. Osbourn’s severance benefit period was amended to be 12 months, in consideration of allowing him flexibility in his working location. Mr. Dutkowsky’s severance period is 24 months, based upon the terms of his Employment Agreement. Mr. Raymund is no longer eligible to receive any benefits under the Severance Plan.

The amounts of salary that would be received by the NEO in the event of termination (whether or not related to a change in control) are: Mr. Dutkowsky, $1,550,000 (representing the 24 month severance of $1,800,000 less his fiscal 2008 accelerated bonus amount of $250,000); Mr. Howells, $1,240,000; Mr. Cano, $1,300,000; Mr. Osbourn, $460,000; and Mr. Lamneck, $667,500.

A participant who is involuntarily terminated for reasons other than gross misconduct will receive the portion of his or her annual bonus that is based on the Company’s performance, prorated through the date of such participant’s termination, not to exceed the lesser of actual performance or 100%. Participants severed due to a reduction in force also receive the prorated portion of his or her annual bonus that is based on their individual performance. No overachievement is paid. The determination of bonus payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all bonus awards are paid. No bonus proration would be payable assuming a January 31, 2007 termination date, however, the NEO would have received the fiscal 2007 bonus as disclosed in the Summary Compensation Table.

Change in Control—Where a change in control occurs and the NEO was terminated effective at fiscal year end, the NEOs would receive the salary amounts stated above applicable to a termination under our Severance Plan. Equity awards in the event of change in control are covered under our Equity Incentive Plan and, for Mr. Dutkowsky, in his Employment Agreement. No additional equity is granted, but vesting is accelerated for all outstanding grants. In the event the NEO is terminated as a result of the change in control, he will have ninety days to exercise vested equity (including any accelerated vesting).

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan. By policy, for equity grants made prior to March 30, 2005, non vested awards become immediately exercisable and all awards must be exercised within a one year period for those executives whose age plus years of service equal or exceed sixty-five. For awards made after March 2005, the executive has one year to exercise previously vested awards. No forward vesting applies to grants made on or after March 30, 2005. The only one of our NEOs who is eligible under the policy for a qualified retirement is Mr. Osbourn, and if he had retired at fiscal year end, the 10,000 stock options granted on March 19, 2003 and the 1,500 restricted shares granted on March 30, 2004 would have become immediately exercisable.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in Non-Qualified Deferred Compensation Plans above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to equity compensation plans under which equity securities of the Company are authorized for issuance, aggregated for all compensation plans previously approved by our shareholders and all compensation plans not previously approved by our shareholders, as of January 31, 2007.

Plan Category	Number of shares to be issued upon exercise of outstanding options/SARs (#)	Weighted average exercise price of outstanding options/SARs ($)	Number of shares remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by shareholders for:
Employee and non-employee directors’ equity compensation	6,124,592	35.83	3,228,502
Employee stock purchase			600,233
Non-employee directors’ equity compensation	101,500	34.93
Total	6,226,092	35.81	3,828,735
Employee equity compensation plan not approved by shareholders (1)	984,533	38.12
Total	7,210,625	36.13	3,828,735

(1)

The plan not approved by shareholders was adopted in April 2000 as the 2000 Non-Qualified Stock Option Plan of Tech Data Corporation (the “NQ Plan”). The NQ Plan was not required to be approved by shareholders. The Company has not granted any equity incentives under the NQ Plan since March 2003. On March 29, 2006, the Board resolved to terminate the issuance of grants under the NQ Plan and to terminate the authorization for shares of common stock to be allocated and available to the NQ Plan, except as may be necessary to support outstanding grants.

RELATED PERSON TRANSACTIONS

The Company and committees of the Board review all potential related person transactions. The Governance and Nominating Committee is mandated in its charter to review and determine whether to approve any related party transactions of any non-financial executive or board member, and the Audit Committee is mandated by its charter to review and determine whether to approve related person transactions involving the financial officers of the Company. The Company and these Committees look to the rules of Nasdaq and of the SEC to determine what transactions may be considered to be of concern and applies these rules as the standard to determine whether a transaction or relationship would be permitted. Written guidelines mirroring the rules of Nasdaq and the SEC are given to the appropriate committee to assist in the process, which are updated when the applicable rules change.

Detailed questions are posed annually to the executive officers of the Company and all members of the Board which require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues would be investigated by the appropriate committee. Related person transactions are reviewed for the determination made by the Board annually that certain members of the Board are independent.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent auditors for the audit of the Company’s consolidated financial statements for fiscal year ended January 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the 2007 Annual Meeting of Shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

INDEPENDENT AUDITOR FEES

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years ended January 31, 2007 and 2006:

	2007	2006
Audit fees(1)	$4,599,000	$4,253,000
Audit-related fees(2)	423,000	160,000
Tax fees(3)	458,000	407,000
Total	$5,480,000	$4,820,000

(1)

Audit Fees: This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, review and attestation of internal control over financial reporting and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of written correspondence on internal control matters.

(2)

Audit-Related Fees: This category consists of assurance and related services rendered by Ernst & Young LLP that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations on accounting and internal control matters, and attest services.

(3)	Tax Fees: This category consists of professional services rendered by Ernst & Young LLP for tax return preparation, tax compliance and tax advice.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Company. The Company may also retain Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Company.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals that shareholders intend to present at the 2008 Annual Meeting of Shareholders must be received by the Company no later than January 7, 2008, to be eligible for inclusion in the proxy material for that meeting.

Schedule A

TECH DATA CORPORATION

EXECUTIVE INCENTIVE BONUS PLAN

Purpose:	The Executive Incentive Bonus Plan (“Plan”) governs the payment of cash bonuses to the Company’s named executive officers and all other Section 16 officers (“Executive(s)”). This Plan provides for the payment of annual cash bonuses following the close of each fiscal year based on the achievement of specified performance goals.

Eligibility:	Executives selected by the Compensation Committee. Except as otherwise provided in this Plan, only those Executives who are actively employed by the Company through the last day of the fiscal year (“Participant(s)”) are eligible to participate in this Plan.

Administration:	The Plan is administered by the Compensation Committee. The Compensation Committee shall designate employees eligible to receive bonuses, and shall determine specific bonus targets within the criteria established in this Plan, achievement, and how and when bonuses will be paid. The Compensation Committee shall interpret and apply the Plan and may make adjustments or changes to bonuses at any time at its discretion. All decisions made by the Compensation Committee shall be final.

Bonuses for the Chief Executive Officer will be recommended by the Compensation Committee to the independent members of the Board of Directors for approval.

Performance Period:	The Plan’s performance period commences and ends concurrent with the Company’s fiscal year (the “Performance Period”).

Process:	Within ninety days of the start of each fiscal year, the Compensation Committee shall designate which of the performance criteria set forth in this Plan will be used and shall establish specific performance targets under which a bonus could be paid to a Participant, the appropriate weight of each performance target, and the range to measure satisfaction or achievement, in whole or in part, of the performance targets. Relevant measures are determined based on the Participant’s span of influence, responsibility, and such other factors the Compensation Committee deem relevant to motivate and retain Participants.

At the end of the performance period, the Compensation Committee shall evaluate the extent to which the specific performance targets were attained and make individual awards based on performance against the pre-established goals. The maximum annual individual award allowed under this Plan is $4,000,000.

Performance Criteria:

The Compensation Committee shall select one, or any combination, of the following performance criteria as the Committee deems appropriate: (i) earnings per share; (ii) net income; (iii) return on sales; (iv) total shareholder return; (v) return on assets; (vi) economic value added; (vii) cash flow; (viii) return on equity; (ix) return on capital employed; (x) operating income on a country, regional, worldwide or consolidated basis; (xi) operating income percentage on a country, regional, worldwide or consolidated basis; (xii) cash days; (xiii) revenue growth; (xiv) contribution margin; (xv) non-GAAP measure of any of these performance criteria as more specifically defined by the Committee; and (xvi) achievement of other explicit strategic objectives or milestones.

Performance Payouts:	The performance – payout relationships for performance measures are set by the Compensation Committee. The payout may be increased in accordance with

A-1

pre-established ratios if established targets are exceeded, or conversely, if established targets are not met, the payout may be reduced to zero. In addition, the Compensation Committee may, at any time in its absolute discretion, decrease the payout to be made under this Plan to any Participant.

Compensation Changes:

Target incentives consist of non-discretionary awards and are calculated as a percentage of base salary. Changes to base salary during the year, other than annual merit increases, impact the related target incentive on a prorated basis using days remaining in the fiscal year in the numerator and total days in the fiscal year in the denominator.

Payments:	Payments are provided in a single cash payment following the annual approval of achievement of the bonus targets by the Compensation Committee, or as otherwise approved by the Compensation Committee.

Payments in the Event of:

Death:	In the event a Participant dies during the Performance Period, the Company will pay the Participant’s target incentive to the Participant’s beneficiary as indicated in the employer paid basic life insurance coverage. Payment will be made concurrent with all other payments under the Plan.

Disability:	In the event a Participant is terminated due to an inability to return from an approved leave under the Company’s Short-Term Disability Plan, the Company will pay the Participant’s target incentive to the Participant prorated based on date of separation. Payment will be made concurrent with all other payments under the Plan.

Severance:	In the event a Participant’s employment is involuntarily terminated, a Participant’s eligibility for a payout under this Plan will be determined under the terms of the Executive Severance Plan.

Reduction in Force:	In the event a Participant is terminated as part of a reduction in force, a Participant’s eligibility for a payout under this Plan will be determined under the terms of the Executive Severance Plan.

Voluntary Resignation:	In the event a Participant voluntarily resigns, the Participant will receive no payout under this Plan.

Termination For Cause:	In the event a Participant is terminated for cause, the Participant will receive no payout under this Plan.

162(m):	It is the intention that the Plan be administered to comply with Section 162(m) of the Internal Revenue Code, as it may be modified from time to time. However, the Compensation Committee may decide to set a target bonus or make a bonus award that does not qualify under Section 162(m).

Termination and Amendments:

The Compensation Committee may amend or terminate this Plan in any manner and at any time. This Plan does not preclude the Company from adopting or continuing other compensation arrangements that may apply generally or may apply only in specific cases.

A-2

TECH DATA CORPORATION P.O. BOX 6260 CLEARWATER, FLORIDA 33758

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on Monday, June 4, 2007.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Tech Data Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on Monday, June 4, 2007.* Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tech Data Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. *Note: The cut-off date for voting shares held in the Tech Data Corporation 401(k) Savings Plan is Thursday, May 31, 2007 at 11:59 P.M. Eastern Daylight Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

TECHD1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

TECH DATA CORPORATION 1. Election of Directors To elect three directors to serve until the 2010 Annual Meeting, all to hold office until their successors are duly elected and qualified. Nominees: 01) Charles E. Adair 02) Maximilian Ardelt 03) John. Y. Williams To elect one director to serve until the 2009 Annual Meeting, to hold office until his successor is duly elected and qualified. Nominee: 04) Thomas I. Morgan To elect one director to serve until the 2008 Annual Meeting, to hold office until his successor is duly elected and qualified. Nominee: 05) Robert M. Dutkowsky 2. To approve the Executive Incentive Bonus Plan.

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

3. In his discretion, the Proxy is authorized to vote upon such other business as may be brought before the meeting.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Please sign exactly as your name or names appear(s) hereon. For joint account holders each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please print your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

PROXYTECH DATA CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 5, 2007 The undersigned hereby appoints Robert M. Dutkowsky and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on April 2, 2007, at the Annual Meeting of Shareholders to be held on June 5, 2007 at 4:00 p.m. Eastern Daylight Time, or any adjournment thereof. If the undersigned has a beneficial interest in shares of Tech Data Corporation Common Stock issued to or held for the account of the undersigned under the Tech Data Corporation 401(k) Savings Plan (the “401(k) Plan”) then the undersigned hereby directs the fiduciary of the 401(k) Plan to vote, as designated on the reverse side, all the shares of Tech Data Corporation Common Stock in the undersigned’s name and/or account under the 401(k) Plan. Voting instructions with respect to such plan shares must be received by 11:59 P.M. Eastern Daylight Time on May 31, 2007. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2 FOR THE EXECUTIVE INCENTIVE BONUS PLAN.